Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (954) 769-6392
Investor Inquiries: Tod Holmes (954) 769-2387
Ed Lang (954) 769-3591
Republic Services, Inc. Authorizes
Additional $250 million for stock repurchases
Fort Lauderdale, FL, Feb. 5, 2008—Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved an additional $250 million stock repurchase program. At December 31, 2007, the Company had $136 million remaining under its existing share repurchase program. Combined, the Company has the authority to repurchase $386 million of its common stock. The Company expects this combined authorization to be fully utilized by mid-2009. At current prices, the $386 million represents approximately 7 percent of the Company’s outstanding shares of stock.
Commenting on the stock repurchase program, James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc., said, “Republic consistently generates substantial amounts of free cash flow. Our stock repurchase program is the cornerstone of our cash utilization strategy and has proven to be an excellent way to return value to our shareholders.”
During 2007, Republic repurchased 11.1 million shares, or 5.7 percent, of Company stock for a total of $362.8 million. Since the inception of Republic’s stock repurchase program in 2000, the Company has repurchased $2.2 billion, or approximately 41 percent, of the Company’s outstanding shares.

Republic’s stock repurchases will be funded primarily with cash flows from operations. The stock repurchases may be made in the open market, in privately negotiated transactions, or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock, overall market conditions, and possible acquisitions.
Republic Services, Inc. is a leading provider of solid waste collection, transfer, and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal, and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in or by such forward-looking statements. Such factors include, among other things:
•	whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic, and inflationary trends, turn out to be correct or appropriate;

•	various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry;

•	the Company’s ability to manage growth;

•	compliance with, and future changes in, environmental regulations;

•	the Company’s ability to obtain approvals from regulatory agencies in connection with operating and expanding the Company’s landfills;

•	the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements;

•	the ability of the Company to repurchase common stock at prices that are accretive to earnings per share;

•	the Company’s dependence on key personnel;

•	general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor, risk and health insurance, and other variable costs that are generally not within control of the Company;

•	the Company’s dependence on large, long-term collection, transfer and disposal contracts;

•	the Company’s dependence on acquisitions for growth;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending legal proceedings; and

•	other factors contained in the Company’s filings with the Securities and Exchange Commission.

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